EXHIBIT 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX FOURTH QUARTER REVENUES UP 8% SEQUENTIALLY; EPS $0.14

SAN JOSE, CA, APRIL 17, 2003 — Xilinx, Inc. (Nasdaq: XLNX) today announced results for the fourth quarter of fiscal 2003. For the quarter, Xilinx recorded a net profit of $49.4 million, or $0.14 per diluted share. This is compared to a net loss of $3.4 million or ($0.01) per share in the third quarter.

Quarterly Information

(In millions, except EPS)

	Q4 FY 2003	Q3 FY 2003	Q4 FY 2002	Growth Rates
				Q-T-Q	Y-T-Y
Revenues	$305.5	$282.7	$273.5	8%	12%
Operating income (loss)	61.0	(2.0)	39.5	NM	54%
Net income (loss)	49.4	(3.4)	34.3	NM	44%
Net income (loss) per share	$0.14	($0.01)	$0.10	NM	40%

NM = Not meaningful

“Sales in the March quarter exceeded our expectations. Demand in Europe and Asia was particularly strong during the quarter increasing 20% and 26% sequentially, respectively. The strength in Europe was broad-based, while the strength in Asia was driven by increased consumer transfer business from North American customers. International sales now represent a record 55% of total Xilinx revenue,” said Wim Roelandts, President and Chief Executive Officer. “Earlier this week, Xilinx introduced the Spartan-3TM FPGA family, which marks new milestones for the programmable logic industry. First, it is the only Programmable Logic Device (PLD) shipping on 90nm technology, which enables up to 80 percent chip-size reduction when compared to competing products on 130nm technology. This low cost family opens vast new business opportunities in high volume, high growth applications that have traditionally been served by Application Specific Integrated Circuits (ASICs).”

Fiscal 2003 was a year of solid financial performance for Xilinx in spite of the sluggish overall economy and a weak technology sector. Revenues of $1.16 billion increased by 14% in fiscal 2003 as new Xilinx products experienced strong customer acceptance and diversified into new markets and applications. Cash and investments increased by $310 million to a record $1.1 billion. Finally, Xilinx exited the year with a fourth quarter operating margin of 20%, up from 15% in the fourth quarter of fiscal 2002 and the highest in the PLD industry.

Business Review – March Quarter FY03

➢	Xilinx generated $77 million in cash flow from operations.
➢	Total inventory days at Xilinx and worldwide distributors were 117 days.
➢	Accounts receivables days sales outstanding were 59, up from 40 in the prior quarter.
➢	Capital expenditures and depreciation were $11 million and $13 million, respectively.

Revenue by Geography:

	Percentages			Growth Rates
	Q4 FY 2003	Q3 FY 2003	Q4 FY 2002	Q-T-Q	Y-T-Y
North America	45%	47%	53%	2%	-6%
Europe	23%	21%	24%	20%	5%
Japan	15%	17%	11%	-5%	52%
Asia Pacific/ROW	17%	15%	12%	26%	67%

Revenue by End Market:

	Percentages			Growth Rates
	Q4 FY 2003	Q3 FY 2003	Q4 FY 2002	Q-T-Q	Y-T-Y
Communications	50%	50%	68%	7%	-17%
Storage & Servers	25%	24%	17%	15%	61%
Consumer, Industrial & Other	25%	26%	15%	4%	85%

Revenue by Technology:

	Percentages			Growth Rates
	Q4 FY 2003	Q3 FY 2003	Q4 FY 2002	Q-T-Q	Y-T-Y
Advanced	58%	55%	45%	15%	44%
Mainstream	22%	25%	32%	-5%	-23%
Base	14%	14%	17%	7%	-10%
Support	6%	6%	6%	8%	17%

Advanced products (180nm or less): Spartan®-II, Spartan-IIe, Virtex®-E, Virtex-II, Virtex-II Pro™ Virtex-II Easypath™ and CoolRunner® II products

Mainstream products (220nm to 350nm): XC4000XL, XC4000XLA, XC4000XV, SpartanXL, XC9500XL, XC9500XV, CoolRunner, Virtex products

Base products (500nm or greater): XC2000, XC3000, XC3100, XC4000, XC5200, XC9500, Spartan, XC4000E, XC4000EX products

Support products: Configuration solutions, HardWireTM, Software & Support/Services

The Year in Review

➢	Xilinx’s diversification strategies began to pay off in fiscal 2003 as sales from the consumer, industrial and other category increased 121% versus fiscal 2002. In the March quarter, sales from this category represented 25% of total sales, up from 15% in the same quarter of fiscal 2002. This is a strong testimony to the customer acceptance of Xilinx’s Spartan FPGA and CPLD product families. March quarter sales from Spartan FPGAs increased approximately 70% versus the same quarter of last year, and now represent nearly 17% of total Xilinx revenues, up from 11% last year. March quarter CPLD sales increased 14% representing over 8% of total Xilinx sales. Led by Xilinx’s innovative CoolRunner-II RealDigital family, Xilinx estimates its share of the overall CPLD segment is approximately 16%, up from 12% in the same quarter a year ago.

➢	The Virtex FPGA family continued to lead the industry in a number of key areas including sales, density, performance, and price. Sales from Virtex-II FPGAs were particularly strong during the year, and now represent over 20% of total Xilinx revenues, up from 11% at the end of last year. Sales from the newest Virtex-II Pro series of FPGAs began to gain traction during the March quarter, posting sales of nearly $1 million. Additionally, Virtex-II Pro, Virtex-II and Virtex-E have transitioned almost entirely to 300mm wafers, providing Xilinx with cost reductions of more than 30%.

➢	Xilinx’s dual fabrication strategy with IBM and UMC has led to a number of industry firsts, including the shipment of all lead products on 300mm manufacturing, 90nm and 130nm technologies. This dual fabrication strategy has resulted in access to advanced manufacturing technology, while lowering the risk for Xilinx and its customers.

➢	In August 2002, Xilinx introduced ISE version 5.1i, which supports all Xilinx FPGA and CPLD devices. This software version extended Xilinx’s leadership in compile time and design performance. In February 2003, Xilinx introduced ISE version 5.2i, which among other improvements delivered Spartan-3 design capabilities in advance of silicon availability. In the area of Intellectual Property (IP) Cores, which includes leading edge connectivity and DSP cores, Xilinx set new records in fiscal 2003, nearly doubling the number of IP cores sold.

➢	According to market research firm, Gartner Dataquest, in 2002, Xilinx ranked as the 4th largest ASIC company in the world—up from the 5th largest last year. They also noted that Xilinx gained five points of PLD segment share in 2002.

➢	Xilinx ranked #4 in Fortune Magazine’s annual listing of ‘The Best 100 Companies to Work For,’ placing higher in the rankings than any other public or high technology company. This was a strong testament to Xilinx’s corporate culture and a significant accomplishment given the challenging economic environment.

Business Outlook – June Quarter FY04

➢	Revenues expected up 1% to 5% sequentially.
➢	Gross margin expected to be approximately 60%.
➢	Operating expense dollars expected to increase approximately 2% sequentially.
➢	Other income should approximate $5.5 million.
➢	Tax rate expected to be 26% for fiscal year 2004.
➢	Fully diluted share count expected to approximate 350 million.

Business Update – June Quarter FY04

A first quarter business update will be issued in the form of a press release after the market closes on Wednesday, June 4, 2003. Financial guidance to the investment community will be limited to the points mentioned in the business update document. Please sign up for a push email alert, which is available from our investor relations web site at http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, a prolonged war in Iraq and potential impact to customer ordering patterns, potential impact to business stemming from travel bans and/or delays resulting from the SARS outbreak, customer acceptance of our new products, the ability of our customers to manage their inventories, higher-than-anticipated product delinquencies, more customer volume discounts than expected, fluctuations in manufacturing yields, our ability to successfully migrate to 300mm wafers as well as to 130nm and 90nm process technology, currency fluctuations and their respective impact to customer purchasing power, variability in wafer pricing, the ability to manage expenses to our internal budget, stock price fluctuations and amount of share buyback, and other risk factors listed in our most recent Form 10K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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XILINX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three months ended			Year ended
	Mar. 29, 2003	Mar. 30, 2002	Dec. 28, 2002	Mar. 29, 2003	Mar. 30, 2002(1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$305,514	$273,498	$282,739	$1,155,977	$1,015,579

Cost of revenues	122,351	115,317	117,123	473,551	557,884
Research and development	57,004	52,210	53,087	222,139	204,752
Selling, general and administrative	61,646	55,679	56,222	235,347	228,759
Amortization of goodwill (thru Mar. 30, 2002) and other intangibles	3,539	10,748	3,597	14,580	42,998
Impairment loss on excess facilities, intangible assets and equipment	—	—	54,691	54,691	25,336

Total costs and expenses	244,540	233,954	284,720	1,000,308	1,059,729

Operating income (loss)	60,974	39,544	(1,981)	155,669	(44,150)
Impairment loss on investments	(2,171)	(865)	(8,254)	(10,425)	(2,825)
Impairment loss on United Microelectronics Corp. investment	—	—	—	—	(191,852)
Altera Corporation lawsuit settlement	—	—	—	—	19,400
Interest and other income, net	7,967	6,359	5,600	24,628	26,473

Income (loss) before income taxes	66,770	45,038	(4,635)	169,872	(192,954)
Provision (benefit) for income taxes	17,361	10,760	(1,205)	44,167	(79,347)

Net income (loss)	$49,409	$34,278	$(3,430)	$125,705	$(113,607)

Basic net income (loss) per share	$0.15	$0.10	$(0.01)	$0.37	$(0.34)
Diluted net income (loss) per share	$0.14	$0.10	$(0.01)	$0.36	$(0.34)
Common and equivalent shares used in computing net income (loss) per share amounts:
Basic	337,920	335,915	337,242	337,069	333,556
Diluted	348,410	353,535	337,242	348,622	333,556

(1) Derived from audited financial statements.

XILINX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Mar. 29, 2003	Mar. 30, 2002(1)
	(unaudited)
Current assets
Cash, cash equivalents and short-term investments	$675,595	$509,717
Accounts receivable, net	197,690	148,432
Inventories	111,504	79,289
Deferred tax assets and other current assets	190,493	261,315

Total current assets	1,175,282	998,753
Property, plant and equipment, net	382,983	449,770
Long-term investments	434,369	289,727
Investment in United Microelectronics Corp.	209,293	380,362
Other assets	219,749	216,748

Total assets	$2,421,676	$2,335,360

Current liabilities
Accounts payable and accrued liabilities	$193,003	$126,059
Deferred income on shipments to distributors	120,831	69,781

Total current liabilities	313,834	195,840
Deferred tax liabilities	157,103	235,780
Stockholders’ equity
Common stock and additional paid-in capital	747,556	723,108
Retained earnings	1,218,579	1,107,281
Treasury stock, at cost	(541)	(8,197)
Accumulated other comprehensive income (loss)	(14,855)	81,548

Total stockholders’ equity	1,950,739	1,903,740

Total liabilities and stockholders’ equity	$2,421,676	$2,335,360

(1) Derived from audited financial statements.

XILINX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	Mar. 29, 2003	Mar. 30, 2002(1)
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$125,705	$(113,607)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	72,450	106,097
Amortization of deferred compensation	6,390	10,981
Net gain on sale of available-for-sale securities	(5,454)	(9,572)
Impairment loss on excess facilities	53,836	0
Impairment loss on intangible assets	0	14,925
Impairment loss on equipment	855	10,411
Impairment loss on investments	10,425	4,322
Gain on sale of building	(508)	0
Impairment loss on United Microelectronics Corp. investment	0	191,852
Provision for deferred income taxes	0	(1,403)
Tax benefit from exercise of stock options	17,093	52,401
Changes in assets and liabilities:
Accounts receivable, net	(49,259)	24,336
Inventories	(14,858)	245,943
Deferred income taxes	(4,085)	10,906
Prepaid expenses and other current assets	45,384	(39,550)
Other assets	(4,447)	(20,076)
Accounts payable	5,008	(67,943)
Accrued liabilities	15,084	(1,031)
Income taxes payable	20,331	(77,378)
Deferred income on shipments to distributors	51,050	(60,720)

Total adjustments	219,295	394,501

Net cash provided by operating activities	345,000	280,894

Cash flows from investing activities:
Purchases of available-for-sale securities	(1,544,365)	(1,085,053)
Proceeds from sale or maturity of available-for-sale securities	1,228,813	962,207
Purchases of property, plant and equipment	(46,049)	(94,883)
Proceeds from sale of building	6,463	0

Net cash used in investing activities	(355,138)	(217,729)

Cash flows from financing activities:
Acquisition of treasury stock	(60,846)	(125,580)
Proceeds from issuance of common stock	54,643	81,088
Proceeds from sale of put options	0	2,970

Net cash used in financing activities	(6,203)	(41,522)

Net increase (decrease) in cash and cash equivalents	(16,341)	21,643
Cash and cash equivalents at beginning of year	230,336	208,693

Cash and cash equivalents at end of year	$213,995	$230,336

(1) Derived from audited financial statements